Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 20, 2004, accompanying the consolidated financial statements and schedule included in the Annual Report of Ace Cash Express, Inc. on Form 10-K for the year ended June 30, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Ace Cash Express, Inc. on Form S-3 (File No. 333-113668, effective April 20, 2004) and on Forms S-8 (File No. 33-55898, effective December 17, 1992; File No. 333-2640, effective March 15, 1996; File No. 333-62571, effective August 31, 1998; File No. 333-44832, effective August 30, 2000; File No. 333-83460, effective February 27, 2002; and File No. 333-118391, effective August 20, 2004).

/s/ GRANT THORNTON LLP

Dallas, Texas
September 10, 2004